Exhibit 10.6

December 1, 2014

Personal and Confidential
Steve Barnes

967 Ethan Allen Road

Berwyn, PA 19312

Dear Steve:

On behalf of the team at Accolade, Inc., I am delighted to offer you employment with Accolade, Inc. (the "Company"), commencing on or before February 1, 2015 (the "Commencement Date"). The following are some of the more significant benefits and terms and conditions of your employment. The offer of employment made to you herein is subject to a background check, drug test and reference checks completed in all respects to the Company's full satisfaction.

Duties: You shall be employed as Chief Financial Officer at the Company subject to the supervision and direction of Tom Spann, CEO or such other executive officer of the Company as designated by the Chief Executive Officer. You shall devote your business time, efforts, energy and skill to the business of the Company as are necessary to effectively perform your duties hereunder. Without limiting the generality of the foregoing, you will be a full-time employee of the Company. You shall render your business services exclusively to the Company while you are employed by the Company and shall use your best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of your position.

At-Will Employment: Your employment by the Company shall be terminable by either party "at will", for any reason or for no reason.

Compensation: In consideration of the services to be rendered by you to the Company, the Company agrees to pay you:

(i)	a base compensation during the term of this Agreement of $400,000 per annum, payable in accordance with the Company's standard payroll practices.

(ii)	an annual bonus of up to 50% of your base salary at the discretion of the Company based on your performance and the performance of the Company.

660 West Germantown Pike , Suite 500 I Plymouth Meeting, PA 19462
Phone: 610-834-2989 I Fax: 610-834-5738 I www.Accolade.com

i.	Your individual performance will be evaluated during our annual review process. Currently, our annual review process takes place at the end of each calendar year, followed by the compensation review process which is effective in April. Your performance and compensation will be evaluated during our 2015 review cycle, which may result in compensation changes in April 2016.

(iii)	a stock option grant in the amount of 780,000 common shares subject to approval by the Board of Directors at an exercise price to be determined by the Board vesting over 4 years from the approval date pursuant to the Company Option Plan.

(iv)	In the event of a Change of Control, you will be covered under the same Change of Control guidelines as outlined in the Accolade Stock Option Plan (attached), except in the following case: If Accolade is acquired, and if you are terminated as a result, all your unvested options will immediately vest.

(v)	a one-time bonus payment of $100,000 to be paid April, 2015. In the event you separate from employment for any reason before the one year anniversary of the Commencement Date, you agree to repay the Company this amount. This repayment agreement will not apply in the case of a Change of Control where Accolade is acquired and your employment is terminated as a result of the acquisition, as mentioned in Section 3 (iv) above.

Payroll, withholding and related taxes shall be deducted from all payments by the Company as required by law.

        Employee Benefits: During the term of this Agreement, you shall be entitled to the following perquisites and employee benefits:

(i)	You shall be entitled to 23 days of paid time off (including vacation, sick days and personal days) during each year you are employed by the Company, taken at such times in coordination with the needs of the Company as determined by your supervisor. You are entitled to paid company designated holidays as defined by the company. You are also entitled to participate in the Company 401(k) savings plan.

660 West Germantown Pike , Suite 500 I Plymouth Meeting, PA 19462
Phone: 610-834-2989 I Fax: 610-834-5738 I www.Accolade.com

(ii)	You shall be entitled to participate, subject to qualification requirements, in medical, life or other insurance or hospitalization plans of the Company made generally available to officers, directors and/or employees of the Company.

   Severance: You will be eligible for the following Severance benefits:

(i)	Up to 1 year of base compensation and medical benefits, beginning from your last day of employment with the Company, to the first day of your next full time employment.

(ii)	Company will not pay this Severance benefit in the case of your resignation, or in the case of Termination for Cause. For purposes of this Agreement, "Termination for Cause" shall mean willful dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or any material breach of this Agreement.

  Confidential Information: You hereby covenant, agree and acknowledge the following:

(i)	You have and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its affiliates and subsidiaries (collectively, the "Companies"), including but not limited to (i) business plans and strategy, operating plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, patents, devices, software programs, reports, correspondence, tangible property and specifications owned by or used in the businesses of one or more of the Companies, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, distribution, delivery or merchandising plans or ideas, and potential new business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph are hereinafter referred to collectively as the "Confidential Information"; provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by you) or (y) that you receive on a non-confidential basis from a source (other than the Company, its affiliates or representatives) that is not known to be bound by an obligation of secrecy or confidentiality to the Companies or any of them.

660 West Germantown Pike , Suite 500 I Plymouth Meeting, PA 19462
Phone: 610-834-2989 I Fax: 610-834-5738 I www.Accolade.com

(ii)	You hereby assign to the Company, in consideration of your employment, all Confidential Information developed by or otherwise in your possession at any time commencing with the Commencement Date through the date of termination of your employment with the Company (such period, hereinafter referred to as, the "Term"), whether or not made or conceived during working hours, alone or with others, which relates, directly or indirectly, to businesses or proposed businesses of any of the Companies, and you agree that all such Confidential Information shall be the exclusive property of the Companies. Upon request of the Chief Executive Officer of the Company, you shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies' legal protection for such Confidential Information.

(iii)	You shall not disclose, use or make known for your or another's benefit any Confidential Information or use such Confidential Information in any way except in the best interests of the Companies in the performance of your duties under this Agreement. You may disclose Confidential Information when required by applicable law or judicial process, but only after notice to the Company of your intention to do so and opportunity for the Company to challenge or limit the scope of the disclosure.

(iv)	You agree that upon termination of your employment by the Company for any reason, you shall forthwith return to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Companies in any way developed or obtained by you during the Term.

(v)	You agree, during the Term, to offer or otherwise make known or available to the Company, as directed by the Chief Executive Officer or the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that you may discover, find, develop or otherwise have available to you in any field in which the Company or its affiliates are engaged or propose to be engaged, and further agree that any such prospects, contacts or other business opportunities shall be the property of the Company.

660 West Germantown Pike , Suite 500 I Plymouth Meeting, PA 19462
Phone: 610-834-2989 I Fax: 610-834-5738 I www.Accolade.com

Restrictive Covenants: You hereby covenant, agree and acknowledge the following:

(i)	Non-Competition: During the Term and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, you will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which is competitive to the Business of the Company (as defined below) anywhere in the United States of America; provided, however, that the provisions of this Section 6(i) shall not be deemed to prohibit your ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of not more than five percent (5%) of any other business. The term "Business of the Company" shall mean any business that offers personalized support to individuals in navigating, coordinating, and influencing health care decisions and understanding benefits and options for care choices ("Services"), as well as providing information, analytics and services to companies or other entities relating to health care utilization derived from or related to Services. You shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company.

(ii)	Non-Solicitation: During the Term and for a period of twenty four (24) months thereafter, regardless of the reason for termination of employment, you will not directly or indirectly recruit, solicit, induce or otherwise cause any other employee, employees, consultant and/or consultants of the Company to leave their employment with the Company or any person that was an employee or consultant of the Company at any time during the two years preceding the date at issue in order to accept employment of any kind with any other person, firm, partnership, corporation or other entity, including you or any entity with which you are affiliated.

660 West Germantown Pike , Suite 500 I Plymouth Meeting, PA 19462
Phone: 610-834-2989 I Fax: 610-834-5738 I www.Accolade.com

(iii)	Non-Interference: During the Term and for a period of twenty four (24) months thereafter, regardless of the reason for termination of employment, you will not directly or indirectly call upon, accept business from or solicit the trade, business or patronage of any of the customers or known prospective customers of the Company or of anyone who has heretofore traded and dealt with the Company, regardless of the location of such customers or prospective customers of the Company, with respect to the Confidential Information or Business of the Company, or otherwise divert or attempt to divert any business from the Company.

Prior Employer Covenants: You represent that you are not subject to any agreement which would prohibit you from accepting this position or performing the duties of this position in accordance with the terms set forth in this offer letter. The Company has no interest in receiving any confidential information or trade secrets of your former employers. Further, you acknowledge that the Company shall not indemnify you against any claims or asserted violations of any prior employer covenants.

We believe that the Company has tremendous potential and is a company that will provide great opportunities for its employees for personal growth, challenging work and financial rewards. We hope that the experience and skill set that you bring to the Company will make a significant contribution towards the future success of the Company.

If you decide to accept our offer, as we hope that you will, please sign and date the enclosed copy of this letter in the space provided below by December 4, 2014. By signing below, you are agreeing to the terms set forth herein. Should you have any questions regarding this letter, our offer of employment or anything else, please feel free to contact me. We are very excited to have you join the team and we look forward to working with you.

Sincerely yours,

/s/ Jennifer McDonnell
Name: Jennifer McDonnell
Title: Director, Talent Acquisition

660 West Germantown Pike , Suite 500 I Plymouth Meeting, PA 19462
Phone: 610-834-2989 I Fax: 610-834-5738 I www.Accolade.com

ACKNOWLEDGMENT:

In response to the above offer of employment (INITIAL ONE ONLY)

SB I accept your offer of employment

       I decline your offer of employment

Dated:   December 4, 2014

/s/ Stephen H. Barnes
Name: Stephen H. Barnes

660 West Germantown Pike , Suite 500 I Plymouth Meeting, PA 19462
Phone: 610-834-2989 I Fax: 610-834-5738 I www.Accolade.com